UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 28, 2016

Infinity Pharmaceuticals, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-31141	33-0655706
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

784 Memorial Drive, Cambridge, MA		02139
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 453-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 29, 2016 (the “Effective Date”), Infinity Pharmaceuticals, Inc. (the “Company”) entered into a license agreement with Verastem, Inc. (“Verastem”), which the Company and Verastem amended and restated on November 1, 2016, effective as of October 29, 2016 (the “License Agreement”). Under the terms of the License Agreement, the Company granted to Verastem an exclusive worldwide license for the research, development, commercialization, and manufacture in oncology indications of products containing duvelisib, an investigational, oral, dual inhibitor of phosphoinositide-3 kinase (PI3K)-delta and PI3K-gamma (the “Products”). Following the Effective Date, Verastem will assume financial responsibility for activities that are part of the Company’s ongoing duvelisib program, including a randomized, Phase 3 monotherapy clinical study in patients with relapsed/refractory chronic lymphocytic leukemia (the “DUO Study”), except that Infinity will assume financial responsibility for the shutdown of certain specified clinical studies up to a maximum of $4.5 million. Following a short transition period, Verastem will assume all operational responsibility for the duvelisib program. Verastem is obligated to use diligent efforts to develop and commercialize one Product. During the term of the License Agreement, the Company has agreed not to research, develop, manufacture or commercialize duvelisib in any indication in humans or animals.

Pursuant to the terms of the License Agreement, Verastem is required to make the following payments to the Company in cash or, at Verastem’s election, in whole or in part, in shares of Verastem common stock: (i) $6 million upon the completion of the DUO Study if the results of the DUO Study meet certain pre-specified criteria and (ii) $22 million upon the approval of a new drug application in the United States or an application for marketing authorization with a regulatory authority outside of the United States for a Product. For any portion of any the foregoing payments which Verastem elects to issue in shares of common stock in lieu of cash, the number of shares of common stock to be issued would be determined by multiplying (1) 1.025 by (2) the number of shares of common stock equal to (a) the amount of the payment to be paid in shares of common stock divided by (b) the average closing price of a share of common stock as quoted on NASDAQ for a twenty day period following the public announcement of the applicable milestone event. The shares of common stock would be issued as unregistered securities, and Verastem would have an obligation to promptly file a registration statement with the SEC to register such shares for resale. Any issuance of shares would be subject to the satisfaction of closing conditions, including that all material authorizations, consents, approvals and the like necessary for such issuance shall have been obtained.

Verastem is also obligated to pay the Company royalties on worldwide net sales of Products ranging from the mid-single digits to the high single-digits. The royalties will expire on a product-by-product and country-by-country basis until the latest to occur of (i) the last-to-expire patent right covering the applicable Product in the applicable country, (ii) the last-to-expire patent right covering the manufacture of the applicable Product in the country of manufacture of such Product, (iii) the expiration of non-patent regulatory exclusivity in such country, and (iv) ten years following the first commercial sale of a Product in a country, provided that if royalties on net sales for a Product in the United States are payable solely on the basis of non-patent regulatory exclusivity, the applicable royalty on net sales for such Product in the United States will be reduced by 50%. The royalties are also subject to reduction by 50% of certain third-party royalty payments or patent litigation damages or settlements which might be required to be paid by Verastem if litigation were to arise, with any such reductions capped at 50% of the amounts otherwise payable during the applicable royalty payment period.

In addition to the foregoing, Verastem is obligated to pay the Company an additional royalty of 4% on worldwide net sales of Products to cover the reimbursement of research and development costs owed by the Company to Mundipharma International Corporation Limited (“MICL”) and Purdue Pharmaceutical Products L.P. (“Purdue”). Once the Company has fully reimbursed MICL and Purdue, the royalty obligations will be reduced to 1% of net sales in the United States (“Trailing MICL Royalties”). The Trailing MICL Royalties are payable until the later to occur of the last-to-expire of specified patent rights and the expiration of non-patent regulatory exclusivities in a country. Each of the above royalty rates is reduced by 50% on a product-by-product and country-by-country basis if the applicable royalty is payable solely on the basis of non-patent regulatory exclusivity. In addition, the Trailing MICL Royalties are subject to reduction by 50% of certain third-party royalty payments or patent litigation damages or settlements which might be required to be paid by Verastem if litigation were to arise, with any such reductions capped at 50% of the amounts otherwise payable during the applicable royalty payment period.

The Company and Verastem have made customary representations and warranties and have agreed to certain customary covenants, including confidentiality and indemnification.

The License Agreement expires when each party no longer has any obligations to the other party. Verastem has the right to terminate the License Agreement upon at least 180 days prior written notice to the Company at any time following the determination that the DUO Study has or has not met its pre-specified primary endpoint. Each party can terminate the License Agreement if the other party materially breaches or defaults in the performance of its obligations. If the Company terminates for Verastem’s material breach, patent challenge, or insolvency, or if Verastem terminates for convenience, then, at the Company’s request and subject to the Company’s execution of a waiver of certain types of damages, Verastem will transition the duvelisib program back to the Company at Verastem’s cost. If Verastem terminates for the Company’s breach or insolvency, Verastem will effect a more limited transition of the duvelisib program to the Company at the Company’s request and cost, subject to the Company’s execution of a waiver of certain types of damages, and the Company will thereafter pay to Verastem a low single-digit royalty on net sales of Products.

The foregoing description of the License Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the License Agreement, which the Company intends to file with the Securities and Exchange Commission as an exhibit to its Annual Report on Form 10-K for the period ending December 31, 2016.

Item 2.05	Costs Associated with Exit or Disposal Activities.

On October 28, 2016, the Company’s Board of Directors (“Board”) approved a strategic restructuring of the Company in connection with and subject to the entry into the License Agreement (the “Restructuring”).

As part of this restructuring, the Company will eliminate 19 positions across the organization representing approximately 54 percent of the Company’s workforce. The Company expects the workforce restructuring to be fully completed by January 6, 2017. The Company currently expects to incur severance, benefits and related costs of approximately $5 million, with future cash outlays of $5 million expected to be paid during the year ended December 31, 2017. The Company is continuing to review the potential impact of the restructuring and is unable to estimate any additional restructuring costs or charges at this time. If the Company subsequently determines that it will incur additional major costs and restructuring charges, it will amend this Current Report on Form 8-K with respect to such determination.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) As part of the Restructuring, the Company has eliminated its commercial organization and Sujay Kango, Executive Vice President and Chief Commercial Officer, will no longer be with the Company effective January 6, 2017.

Additionally, on October 31, 2016, Eric Lander, Ph.D. informed the Company of his decision to retire from the Board effective November 1, 2016. Dr. Lander made significant contributions to the Company during his tenure as a member of the Board, including to the duvelisib program.

(e) On October 31, 2016, the Compensation Committee (“Compensation Committee”) of the Board approved a cash severance program (the “Supplemental Severance Program”) for the Company’s executive officers that is designed to supplement the cash severance for which each executive officer would be eligible under the Company’s previously disclosed 2013 Executive Severance Benefits Program (the “2013 Plan”). Under the

Supplemental Severance Program, which is identical to a program that was previously approved for all non-executive employees of the Company, each executive officer whose employment is terminated by the Company other than for Cause (as defined in the 2013 Plan) would receive a cash severance payment equal to one week of such officer’s base salary for each week such officer was employed by the Company between September 30, 2016 and July 1, 2017.

Performance-Based Restricted Stock

As part of the Company’s employee retention program, the Compensation Committee had also granted performance based restricted stock to all employees of the Company, including the Company’s named executive officers as follows:

Named Executive Officer	Title	Restricted Stock Award (shares)
Adelene Q. Perkins	Chair, President and Chief Executive Officer	347,100
Julian Adams, PhD	President of Research & Development	177,450
Lawrence E. Bloch, MD, JD	Chief Financial Officer and Chief Business Officer	177,450
Sujay Kango	Chief Commercial Officer	75,000

The awards vest upon the determination by the Compensation Committee of the level of achievement of certain pre-specified business objectives.

Item 8.01 Other Events

On November 2, 2016, the Company issued a press release announcing that it had entered into the License Agreement. A copy of such press release is filed as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d)	The following exhibit is included in this report:

Exhibit No.	Description

99.1	Press release dated November 2, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFINITY PHARMACEUTICALS, INC.

Date: November 2, 2016	By:	/s/ Seth A. Tasker
Seth A. Tasker
Vice President and General Counsel